Exhibit 10.79

Officer’s Employment Agreement

THIS AGREEMENT, is made and entered into as of this 1st day of August, 2017, by and between KENNAMETAL INC., (hereinafter referred to as "Kennametal" or the "Corporation"), a corporation organized under the laws of the Commonwealth of Pennsylvania, for and on behalf of itself and on behalf of its subsidiary companies, and Christopher Rossi, an individual (hereinafter referred to as "Employee").

WITNESSETH:

WHEREAS, Employee acknowledges that by reason of his employment by Kennametal, it is anticipated that Employee will work with, add to, create, have access to and be entrusted with trade secrets and confidential information belonging to Kennametal which are of a technical nature or business nature or pertain to future developments, the disclosure of which trade secrets or confidential information would be highly detrimental to the interests of Kennametal; and

WHEREAS, in order to have the benefit of Employee's assistance, Kennametal is desirous of employing or continuing the employment of Employee; and

NOW, THEREFORE, Kennametal and Employee, each intending to be legally bound hereby, do mutually covenant and agree as follows:

1.
(a)     Subject to the terms and conditions set forth herein, Kennametal hereby agrees to employ Employee as President and Chief Executive Officer as of the date hereof, and Employee hereby accepts such employment and agrees to devote his full time and attention to the business and affairs of Kennametal, in such capacity or capacities and to perform to the best of his ability such services as shall be determined from time to time by the Board of Directors of Kennametal until the termination of his employment hereunder.

(b)    Employee’s base salary, the size of bonus awards, if any, granted to him and other emoluments for his services, if any, shall be determined by the Board of Directors or its Compensation Committee, as appropriate, from time to time in their sole discretion.

2.    In addition to the compensation set forth or contemplated elsewhere herein, Employee shall be entitled to participate in all employee benefit plans, programs and arrangements as and to the extent provided to other executives of Kennametal, subject to the terms and conditions of this Agreement and the terms and conditions from time to time of such plans, programs and arrangements. Nothing herein contained shall be deemed to limit or prevent Employee, during his employment hereunder, from being reimbursed by Kennametal for out-of-pocket expenditures incurred for travel, lodging, meals, entertainment expenses or any other expenses in accordance with the policies of Kennametal applicable to the executives of Kennametal.

3.    Employee's employment may be terminated with or without any reason by either party hereto at any time by giving the other party prior written notice thereof, provided, however, that any termination on the part of Kennametal shall occur only if specifically authorized by its Board of Directors; provided, further, that termination by Kennametal for Cause (as hereinafter defined) shall be made by written notice which states that it is a termination for Cause; and provided, further, that termination by Employee shall be on not less than 30 days prior written notice to Kennametal.

4.
(a)     In the event that Employee’s employment is involuntarily terminated by Kennametal prior to a Change-in-Control (as hereinafter defined) and other than for Cause, Employee will receive, as severance pay, in addition to all amounts due him at the Date of Termination (as hereinafter defined), the continuance of the Employee’s base salary (at the rate in effect on the Date of Termination and subject to applicable deductions and withholdings) for twenty-four (24) months following the Date of Termination. Any severance pay will be paid in substantially equal installments, no less frequently than monthly, in accordance with Kennametal’s established payroll policies and practices as in effect on the Date of Termination beginning on the first normal pay date thereafter or, if later, the date the Employee's release becomes effective and irrevocable (with an aggregate initial installment representing the total amount due as if severance payments commenced on the normal pay date immediately following the Employee's Date of Termination). Notwithstanding the foregoing, Kennametal may discontinue any such severance payments if Kennametal reasonably determines that Employee has violated any provision of this Agreement.

(b)    In the event that Employee's employment is terminated (i) due to the death of the Employee or (ii) by Employee following a Change-in-Control (as hereafter defined) without Good Reason (as such term in defined in Section 4(h)) or prior to a Change-in-Control (as hereinafter defined), Employee will not be entitled to receive any severance pay in addition to the amounts, if any, due him at the Date of Termination (as hereinafter defined).

(c)    In the event that Employee’s employment is terminated by Employee for Good Reason or involuntarily by Kennametal (or its successor) other than for Cause or Disability pursuant to Section 5, within the six (6) month period preceding a Change-in-Control (as hereinafter defined) in anticipation of such Change-in-Control (as hereinafter defined) and the Change-in-Control actually occurs, or within twenty-four (24) months following a Change-in-Control (as hereinafter defined), Employee shall receive as severance pay (in addition to all other amounts due him at the Date of Termination) an amount equal to two (2) times Employee's base salary at the annual rate in effect on the Date of Termination and two (2) times the Employees target bonus for the fiscal year in which the termination occurred.    Subject to the provisions of Section 16, such severance pay shall be paid by delivery of a cashier's or certified check to the Employee at Kennametal's executive offices on a date which is no later than five business days following the Date of Termination or, if later, the date the Employee's release becomes effective and irrevocable. In addition to the severance payments provided for in this Section 4(c), Employee also will receive the same or equivalent medical, dental, disability and group insurance benefits as were provided to the Employee at the Date of Termination, which benefits shall be provided to Employee for a two-year period commencing on the Date of Termination.

(d)    The medical, dental, disability and group insurance benefits to be provided under Section 4(c) will be provided as follows:

(i)    Life insurance benefits and disability benefits shall be provided through the reimbursement of Employee's premiums upon conversion to individual policy.

(ii)    The first eighteen (18) months of medical and dental insurance coverage will be available through the Consolidated Omnibus Budget Reconciliation Act of 1985,

as amended ("COBRA"). Provided the Employee timely elects COBRA continuation coverage, the Employee shall continue to participate in all medical and dental insurance plans he was participating in on the Date of Termination, and the Corporation shall pay the applicable premium. To the extent that Employee had dependent coverage immediately prior to the Date of Termination, such continuation of benefits for Employee shall also cover Employee's dependents for so long as Employee is receiving benefits under this Section 4(d) and such dependents remain eligible. The COBRA continuation period for medical and dental insurance under this Section 4(d) shall be deemed to run concurrent with the continuation period federally mandated by COBRA, or any other legally mandated and applicable federal, state, or local coverage period.

(iii)    Following the conclusion of the COBRA continuation period, the Corporation will provide coverage for the remainder of the two-year period as follows:

(a)    If the relevant medical plan is self insured (within the meaning of Section 105(h) of the Internal Revenue Code of 1986, as amended (the "Code")), and such plan permits coverage for the Employee, then the Corporation will continue to provide coverage during the two-year period and will annually impute income to the Employee for the fair market value of the premium.

(b)    If, however, the plan does not permit the continued participation following the end of the COBRA continuation period as contemplated above, then the Corporation will reimburse Employee for the actual cost to Employee of a comparable individual medical or dental insurance policy obtained by Employee.

(iv)    Reimbursements to the Employee pursuant to the provisions of this Section 4(d) will be available only to the extent that (a) such expense is actually incurred for any particular calendar year and reasonably substantiated; (b) reimbursement shall be made no later than the end of the calendar year following the year in which such expense is incurred by the Employee; (c) no reimbursement provided for any expense incurred in one taxable year will affect the amount available in another taxable year; and (d) the right to this reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, no reimbursement will be provided for any expense incurred following the two-year period contemplated by this Agreement.

(e)    In the event of a termination of employment under the circumstances above described in Section 4(c), Employee shall have no duty to seek any other employment after termination of Employee's employment with Kennametal and Kennametal hereby waives and agrees not to raise or use any defense based on the position that Employee had a duty to mitigate or reduce the amounts due him hereunder by seeking other employment whether suitable or unsuitable and should Employee obtain other employment, then the only effect of such on the obligations of Kennametal hereunder shall be that Kennametal shall be entitled to credit against any payments which would otherwise be made for medical, dental, disability or group insurance pursuant to the benefit provisions set forth in the second paragraph of Section 4(c) hereof, any comparable payments to which Employee is entitled under the employee benefit plans maintained by Employee’s other employer or employers in connection with services to such employer or employers after termination of his employment with Kennametal.

(f)    The term "Change-in-Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date hereof (the "1934 Act"), or if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the 1934 Act which serve similar purposes; provided that, without limitation, such a Change in Control shall be deemed to have occurred upon the occurrence of any one of the following events:

(i)    a Business Combination has been completed, excluding any such Business Combination that constitutes a Merger of Equals;
(ii)    the Corporation shall sell all or substantially all of its operating properties and assets to another person, group of associated persons or corporation, excluding any Affiliate of the Corporation, and excluding any such sale that constitutes a Merger of Equals; or
(iii)     any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes a beneficial owner, directly or indirectly, of securities of the Corporation representing 25% or more of either (A) the then outstanding capital stock of the Corporation, or (B) the combined voting power of the Corporation's then outstanding voting securities entitled to vote generally in the election of directors; provided that, the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Corporation; (2) any acquisition by the Corporation; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Affiliate of the Corporation; or (4) any acquisition by any corporation pursuant to a transaction that constitutes a Merger of Equals.
For purposes of this definition and the definition of “Merger of Equals”, as applicable, the terms “Affiliate”, “Capital Stock” and “Business Combination” shall have the meaning ascribed thereto in the Kennametal Inc. 2016 Stock and Incentive Plan.

(g)    For purposes of this Agreement "Date of Termination" shall mean:

(i)    if Employee’s employment is terminated due to his death or retirement, the date of death or retirement, respectively;

(ii)    if Employee's employment is terminated for any other reason, the date on which the termination becomes effective as stated in the written notice of termination given to or by the Employee; or

(iii)    For purposes of this Agreement, the Employee will be considered to have experienced a termination of employment only if the Employee has separated from service with the Corporation and all of its controlled group members within the meaning of Section 409A of the Code and the regulations and other guidance promulgated thereunder ("Section 409A"). For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414

(b) and 414(c) of the Code; provided that the language "at least 50 percent" shall be used instead of "at least 80 percent" in each place it appears in Section 1563(a)(1), (2) and (3) of the Code and Treas. Reg. § 1.414(c)-2. Whether the Employee has separated from service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.

(h)    The term "Good Reason" for termination by the Employee shall mean the occurrence of any of the following at or after a Change-in-Control:

(i)    without the Employee's express written consent, the material diminution of responsibilities or the assignment to the Employee of any duties materially and substantially inconsistent with his positions, duties, responsibilities and status with Kennametal immediately prior to a Change-in-Control, or a material change in his reporting responsibilities, titles or offices as in effect immediately prior to a Change-in-Control, or any removal of the Employee from or any failure to re-elect the Employee to any of such positions, except in connection with the termination of the Employee's employment due to Cause (as hereinafter defined) or as a result of the Employee’s death;

(ii)    a material reduction by Kennametal in the Employee's base salary as in effect immediately prior to any Change-in-Control;

(iii)    a failure by Kennametal to continue to provide incentive compensation, under the rules by which incentives are provided, on a basis not materially less favorable to that provided by Kennametal immediately prior to any Change-in-Control;

(iv)    a material reduction in the overall level of employee benefits, including any benefit or compensation plan, stock option plan, retirement plan, life insurance plan, health and accident plan or disability plan in which Employee is actively participating immediately prior to a Change-in-Control (provided, however, that there shall not be deemed to be any such failure if Kennametal substitutes for the discontinued plan, a plan providing Employee with substantially similar benefits) or the taking of any action by Kennametal which would adversely affect Employee's participation in or materially reduce Employee's overall level of benefits under such plans or deprive Employee of any material fringe benefits enjoyed by Employee immediately prior to a Change-in-Control;

(v)    the breach of this Agreement caused by the failure of Kennametal to obtain the assumption of this Agreement by any successor as contemplated in Section 11 hereof; and

(vi)    the relocation of the Employee to a facility or a location more than 50 miles from the Employee's then present location, without the Employee's prior written consent.

Notwithstanding the forgoing, in order for the Employee to terminate for Good Reason: (a) the Employee must give written notice to Kennametal of the Employee's intention to terminate employment for Good Reason within sixty (60) days after the event or omission which constitutes Good Reason, and any failure to give such written notice within such period will result in a waiver by the Employee of his right to terminate for Good Reason as a result of such act or omission,(b) the event must remain uncorrected by Kennametal for thirty (30) days following such notice (the "Notice Period"), and (C) such termination must occur within sixty (60) days after the expiration of the Notice Period.

5.    In the event that Employee (a) shall be guilty of malfeasance, willful misconduct or gross negligence in the performance of the services contemplated by this Agreement, or (b) shall not make his services available to Kennametal on a full time basis in accordance with Section 1 hereof for any reason (including Disability (as hereinafter defined)) other than arising from Employee's incapacity due to physical or mental illness or injury which does not constitute Disability (as hereinafter defined) and other than by reason of the fact Employee’s employment has been terminated under the circumstances described in Section 4(a), or (c) shall breach the provisions of Section 8 hereof (the matters described in items (a), (b) and (c) above are collectively referred to as "Cause"), Kennametal shall have the right, exercised by resolution adopted by a majority of its Board of Directors, to terminate Employee’s employment for Cause by giving prior written notice to Employee of its election so to do. In that event, Employee's employment shall be deemed terminated for Cause, Employee shall not be entitled to the benefits set forth in Section 4 which shall not be paid or payable and Kennametal shall only have the obligation to pay Employee the unpaid portion of Employee's base salary for the period from the last period from which Employee was paid to the Date of Termination; provided, however, that if Employee's employment is terminated as a result of the Employee's Disability, the benefits set forth in Section 4 shall not be paid or payable but Employee shall be entitled to receive all benefits to which Employee is entitled under Kennametal’s plans then in effect as a result of Employee’s Disability. For purposes of this Agreement "Disability" shall mean such incapacity due to physical or mental illness or injury which results in the Employee’s being absent from his principal office at Kennametal's offices for the entire portion of 180 consecutive business days. Prior to a Change-in-Control, a decision by the Board of Directors of Kennametal that "Cause" exists shall be in the discretion of the Board of Directors and shall be final and binding upon the Employee and his rights hereunder. After a Change-in-Control, "Cause" shall not be deemed to include opposition by Employee to such a Change-in-Control or any matter incidental thereto and any determination by the Board of Directors that "Cause" existed shall not be final or binding upon the Employee or his rights hereunder or entitled to any deference in any court or other tribunal.

6.    Employee understands and agrees that, except to the extent Employee is entitled to the benefits provided in Section 4(c) hereof, in the event Employee resigns or his employment is terminated for any reason other than death or Disability prior to his "Retirement Date" (as hereinafter defined), he will forfeit any interest he may have in any Kennametal retirement plan (except to the extent vested by actual service to date of separation as per the plan provisions), and all other benefits dependent upon continuing service. The term "Retirement Date" shall mean the first day of the month following the day on which Employee attains his sixty-fifth birthday, or at Employee’s request, any other day that Kennametal’s Board of Directors may approve in writing.

7.    Nothing herein contained shall affect the right of Employee to participate in and receive benefits under and in accordance with the then current provisions of any employee benefit plan, program or arrangement of Kennametal and all payments hereunder shall be in addition to any benefits received thereunder (including long term disability payments).

8.    Non-Competition Agreement. During the period of employment of Employee by Kennametal and for two years thereafter Employee will not, in any geographic area in which Kennametal is offering its services and products, without the prior written consent of Kennametal:

(a)    directly or indirectly engage in, or

(b)    assist or have an active interest in (whether as proprietor, partner, investor, shareholder, officer, director or any type of principal whatsoever), or

(c)    enter the employ of, or act as agent for, or advisor or consultant to, any person, firm, partnership, association, corporation or business organization, entity or enterprise which is or is about to become directly or indirectly engaged in, any business which is competitive with any business of Kennametal or any subsidiary or affiliate thereof in which Employee is or was engaged; provided, however, that the foregoing provisions of this Section 8 are not intended to prohibit and shall not prohibit Employee from purchasing, for investment, not in excess of 1% of any class of stock or other corporate security of any company which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

Non-Solicitation Agreement. During the period of employment of Employee by Kennametal and for one year thereafter, Employee will not, without the prior written consent of Kennametal (i) solicit or attempt to hire or assist any other person in any solicitation or attempt to hire any employee of Kennametal, its subsidiaries or affiliates, or (ii) encourage any such employee to terminate his employment with Kennametal, its subsidiaries or affiliates.

Employee acknowledges that the breach by him of the provisions of this Section 8 would cause irreparable injury to Kennametal, acknowledges and agrees that remedies at law for any such breach will be inadequate and consents and agrees that Kennametal shall be entitled, without the necessity of proof of actual damage, to injunctive relief in any proceedings which may be brought to enforce the provisions of this Section 8. Employee specifically agrees that the limitations as to periods of time and geographic area, as well as all other restrictions on his activities specified in Section 8, are reasonable and necessary for the protection of Kennametal, its employees and its affiliates. Employee acknowledges and warrants that he will be fully able to earn an adequate livelihood for himself and his dependents if this Section 8 should be specifically enforced against him and that such enforcement will not impair his ability to obtain employment commensurate with his abilities and fully acceptable to him.

The provisions of this Section 8 shall not apply to the Employee following a termination of Employee's employment (x) if a Change-in-Control shall have occurred prior to the Date of Termination, or (y) if Employee's employment is terminated by Kennametal other than for Cause.

If the scope of any restriction contained in this Section 8 is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law and Employee and Kennametal hereby consent and agree that such scope may be judicially modified in any proceeding brought to enforce such restriction.

9.
(a)    Employee acknowledges and agrees that in the course of his employment by Kennametal, Employee may work with, add to, create or acquire trade secrets and confidential information ("Confidential Information") which could include, in whole or in part, information:

(i)    of a technical nature such as, but not limited to, Kennametal's manuals, methods, know-how, formulae, shapes, designs, compositions, processes, applications, ideas, improvements, discoveries, inventions, research and development projects, equipment, apparatus, appliances, computer programs, software, systems documentation, special hardware, software development and similar items; or

(ii)     of a business nature such as, but not limited to, information about business plans, sources of supply, cost, purchasing, profits, markets, sales, sales volume, sales methods, sales proposals, identity of customers and prospective customers, identity of customers' key purchasing personnel, amount or kind of customers' purchases and other information about customers; or

(iii)    pertaining to future developments such as, but not limited to, research and development or future marketing or merchandising.

Employee further acknowledges and agrees that (i) all Confidential Information is the property of Kennametal; (ii) the unauthorized use, misappropriation or disclosure of any Confidential Information would constitute a breach of trust and could cause irreparable injury to Kennametal; and (iii) it is essential to the protection of Kennametal’s goodwill and to the maintenance of its competitive position that all Confidential Information be kept secret and that Employee not disclose any Confidential Information to others or use any Confidential Information to the detriment of Kennametal.

Employee agrees to hold and safeguard all Confidential Information in trust for Kennametal, its successors and assigns and Employee shall not (except as required in the performance of Employee's duties), use or disclose or make available to anyone for use outside Kennametal's organization at any time, either during employment with Kennametal or subsequent thereto, any of the Confidential Information, whether or not developed by Employee, without the prior written consent of Kennametal.

(b)    Employee agrees that:

(i)     he will promptly and fully disclose to Kennametal or such officer or other agent as may be designated by Kennametal any and all inventions made or conceived by Employee (whether made solely by Employee or jointly with others) during employment with Kennametal (1) which are along the line of the business, work or investigations of Kennametal, or (2) which result from or are suggested by any work which Employee may do for or on behalf of Kennametal; and

(ii)    he will assist Kennametal and its nominees during and subsequent to such employment in every proper way (entirely at its or their expense) to obtain for its or their own benefit patents for such inventions in any and all countries; the said inventions, without further consideration other than such salary as from time to time may be paid to him by Kennametal as compensation for his services in any capacity, shall be and remain the sole and exclusive property of Kennametal or its nominee whether patented or not; and

(iii)    he will keep and maintain adequate and current written records of all such inventions, in the form of but not necessarily limited to notes, sketches, drawings, or reports relating thereto, which records shall be and remain the property of and available to Kennametal at all times.

(c)     Employee agrees that, promptly upon termination of his employment, he will disclose to Kennametal, or to such officer or other agent as may be designated by Kennametal, all inventions which have been partly or wholly conceived, invented or developed by for which applications for patents have not been made and shall thereafter execute all such instruments of the character hereinbefore referred to, and will take such steps as may be necessary to secure and assign to Kennametal the exclusive rights in and to such inventions and any patents that may be issued thereon any expense therefor to be borne by Kennametal.

(d)    Employee agrees that he will not at any time aid in attacking the patentability, scope, or validity of any invention to which the provisions of subparagraphs (b) and (c), above, apply.

10.    In the event that (a) Employee institutes any legal action to enforce his rights under, or to recover damages for breach of this Agreement, or (b) Kennametal institutes any action to avoid making any payments due to Employee under this Agreement, Employee, if he is the prevailing party, shall be entitled to recover from Kennametal any actual expenses for attorney's fees and other disbursements incurred by him in relation thereto.

11.    The terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of, Employee and Kennametal, it subsidiaries and affiliates and their respective successors and assigns.

12.    This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, whether oral or written, among the parties with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an instrument in writing signed by each of the parties to this Agreement; provided, however, the Corporation may, solely to the extent necessary to comply with Section 409A, modify the terms of this Agreement if it is determined that such terms would subject any payments or benefits hereunder to the additional tax and/or interest assessed under Section 409A. References to sections of statutes, including the Code, contained herein shall mean and include such provisions that succeed such sections to the extent that such successor provisions provide the results intended by the parties under this Agreement.

13.    The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

14.    Any pronoun and any variation thereof used in this Agreement shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the parties hereto may require.

15.     Kennametal shall be entitled as a condition to paying any severance pay or providing any benefits hereunder upon a termination of the Employee's employment to require the Employee to deliver on or before the making of any severance payment or providing of any benefit a release in the form of Exhibit A attached hereto. Unless otherwise required by applicable law, the release must be executed and become effective and irrevocable within thirty (30) days of the Employee's Date of Termination.

16.    (a) For purposes of this Section 16:

(i) "Accounting Firm" means the accounting firm of national recognized standing selected by the Corporation promptly upon a Change-of-Control;

(ii) "Agreement Payment" shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Section 16);

(iii)   "Net After Tax Receipts" shall mean the Present Value of a Payment net of all taxes imposed on the Employee with respect thereto under Sections 1 and 4999 of the Code determined by applying the highest marginal rate under Section 1 of the Code applicable to the Employee's taxable income for such year;

(iv) a "Payment" shall mean any payment or distribution by the Corporation or its subsidiaries and affiliates in the nature of compensation to or for the benefit of the Employee, whether paid or payable pursuant to this Agreement or otherwise;

(v) "Present Value" shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and

(vi) "Reduced Amount" shall mean the greatest aggregate amount of Payments, if any, which (x) is less than the sum of all Payments and (y) results in aggregate Net After Tax Receipts which are greater than the Net After Tax Receipts which would result if the aggregate Payments were made.

(b) Anything in this Agreement to the contrary notwithstanding, in the event that the Accounting Firm shall determine that receipt of all Payments would subject the Employee to tax under Section 4999 of the Code, it shall determine whether some amount of Payments would meet the definition of a "Reduced Amount." If the Accounting Firm determines that there is a Reduced Amount, the aggregate Agreement Payments shall be reduced to such Reduced Amount; provided, however, that if the Reduced Amount exceeds the aggregate Agreement Payments, the aggregate Payments shall, after the reduction of all Agreement Payments, be reduced (but not below zero) in the amount of such excess. The total reduction to the Agreement Payments and such other Payments required under this Section 16 necessary to achieve the “Reduced Amount” shall be made against Agreement Payments and such other Payments that are exempt or otherwise excepted from Section 409A (but excluding stock options and other stock rights). All determinations to be made by the Accounting Firm under this Section 16 shall be binding upon the Corporation and the Employee and shall be made within five (5) days of a Change-of-Control and, in addition, the subsequent occurrence of any event that requires the Corporation to make payments to the Employee under Section 4(c) this Agreement. No later than two (2) business days following the making of any such determination by the Accounting Firm, the Corporation shall pay to or distribute for the benefit of the Employee such Payments when and as due to the Employee under this Agreement or any other Agreement. The Corporation or its successor shall be responsible for the fees, costs and expenses of the Accounting Firm.

(c) While it is the intention of the Corporation and the Employee to reduce the amounts payable or distributable to the Employee hereunder only if the aggregate Net After Tax Receipts to the Employee would thereby be increased, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Corporation to or for the benefit of the Employee pursuant to this Agreement which should not have been so paid or distributed ("Overpayments") or that additional amounts which will not have been paid or distributed by the Corporation to or for the benefit of the Employee pursuant to this Agreement could have been so paid or distributed (an "Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Corporation or the Employee which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Corporation to or for the benefit of the Employee shall be treated for all purposes as a loan ab initio to the Employee which the Employee shall repay to the Corporation together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Employee to the Corporation if and to the extent such deemed loan and payment would not either reduce the amount on which the Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, makes a final determination that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

17.    (a) The provisions of this Agreement will be administered, interpreted and construed in a manner intended to comply with Section 409A, or any exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).

(b) For purposes of Section 409A, each severance payment, including each individual installment payment, shall be treated as a separate payment. Each payment under this Agreement is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) each payment made within the applicable 2½ month period specified in Treas. Reg. § 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4); (ii) post-termination medical benefits are intended to be excepted under the medical benefits exceptions as specified in Treas. Reg. § 1.409A-1(b)(9)(v)(B); and (iii) to the extent payments are made as a result of an involuntary separation, each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii).

(c) With respect to payments subject to Section 409A (and not excepted therefrom), if any, it is intended that each payment is paid on a permissible distribution event and at a specified time consistent with Section 409A. The Corporation reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A.  Notwithstanding any provision of this Agreement to the contrary, to the extent that a payment hereunder is subject to Section 409A (and not excepted therefrom) and payable on account of a termination of employment, such payment shall be delayed for a period of six months after the date of termination (or, if earlier, the date of the Employee's death) if the Employee is a "specified employee" (as defined in Section 409A and determined in accordance with the procedures established by the Corporation). Any payment that would otherwise have been due or owing during such 6-month period will be paid on the first business day of the seventh month following the Employee's date of termination (or, if earlier, the date of the Employee's death). The Employee shall have no right to designate the date of any payment under this Agreement. Notwithstanding any provision of this Agreement to the contrary,

Employee acknowledges and agrees that the Corporation shall not be liable for, and nothing provided or contained in this Agreement will be construed to obligate or cause the Corporation to be liable for, any tax, interest or penalties imposed on Employee related to or arising with respect to any violation of Section 409A.

18.    This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

WITNESS the due execution hereto as of the day and year first above written.

                KENNAMETAL INC.

    By:
Michelle R. Keating
Vice President, Secretary and
General Counsel

                Employee:

Christopher Rossi
President and
Chief Executive Officer

Exhibit A
FORM OF RELEASE
[to be updated at the time of execution
in accordance with then existing law]

TO:

DATE:

For good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, you hereby release, remise, quitclaim and discharge completely and forever Kennametal Inc. and its directors, officers, employees, subsidiaries and affiliates (collectively, the “Company”) from any and all claims, causes of action or rights which you have or may have, whether arising by virtue of contract or of applicable state laws or federal laws, and whether such claims, causes of action or lights are known or unknown, including but not limited to claims relating in any way to compensation and benefits and related to or resulting from your employment with the Company or its termination, claims arising under any public policy or any statutory, tort or common law, or any provision of state, federal or local law including, but not limited to, the Pennsylvania Human Relations Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981-1988 of Title 42 of the U. S. Code, Older Workers’ Benefit Protection Act, Family and Medical Leave Act, the Fair Labor Standards Act, Pennsylvania Wage Payment and Collection laws, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, all as amended; provided, however, that this Release shall not release, raise, quitclaim or discharge any claims, causes of action or rights which you may have: (i) under that certain Officer's Employment Agreement dated as of August 1, 2012 between the undersigned and Kennametal Inc. (the “Employment Agreement”); (ii) to any unreimbursed expense account or similar out-of-pocket reimbursement amounts owing the undersigned; or (iii) under the bylaws or any agreement of Kennametal Inc. or any subsidiary thereof applicable to you or the applicable state corporate statutes to indemnification for having served as an officer, director and/or employee of Kennametal Inc. and/or its subsidiaries or as a fiduciary of any employee benefit plan applicable to former employees generally.

You must agree to immediately return all of the Company’s equipment, documents and property, agree to forever waive your right to receive on your or any other person’s behalf any monies, benefits, or damages from the Company other than those provided herein or in the Employment Agreement. You must also agree to maintain the confidentiality of this Release and not reveal the terms set forth herein to anyone other than your accountant, attorney or spouse.

By signing below, you acknowledge your continuing obligations under the Employment Agreement including, but not limited to, Sections 8-10 thereof.

Your failure to abide by any of the above stated obligations will result in irreparable harm to the Company and entitle the Company to require you to specifically perform your obligations under this Release, recover any damages that may flow from this Agreement and obtain appropriate injunctive relief. Should you file a claim or charge against the Company, you agree that the Company may present this Agreement for purposes of having your claim or charge dismissed.

Any severance payments due to you under the Employment Agreement are conditioned on your execution and non-revocation of this Release.

You should carefully consider the matters outlined in this letter. If, after due deliberation and consultation with lawyers or such professional advisors as you deem appropriate, the above is agreeable to you, please sign the attached copy of this letter and return the original to the Company for my files. Please retain a copy for your own records.

You may take up to twenty-one (21) days to consider this Release. Should you accept this severance offer by signing your name below, you will then have seven (7) days to reconsider your decision. If you choose to revoke your acceptance of this offer you must do so by writing to the Company within the seven (7) day revocation period. No severance payments will be made to you until the seven (7) day revocation period has expired.

AGREED TO AND ACCEPTED BY:

___________________________________

Dated:____________________